Exhibit 10.2
CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS AGREEMENT BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.
EMPLOYEE LEASING SERVICES AGREEMENT
THIS EMPLOYEE LEASING SERVICES AGREEMENT (this “Agreement”) is made and entered into effective as of December 22, 2023 (the “Effective Date”), by and between Ascent Industries Co., a Delaware corporation (“Provider”) and Specialty Pipe & Tube Operations LLC, a Delaware limited liability company (“Purchaser”). Capitalized terms used herein shall have the meanings given thereto in the Asset Purchase Agreement by and among the Provider and Purchaser and Specialty Pipe & Tube, Inc. (the “Company”) dated as of December 22, 2023 (the “Purchase Agreement”).
RECITALS
In connection with the transactions contemplated by the Purchase Agreement and related transition of the Purchase Assets and the Business, Purchaser desires to engage Provider, and Provider desires to be engaged, to provide certain services on behalf of Purchaser for a limited duration subject to the terms and conditions of this Agreement. Simultaneously with the execution of this Agreement, Provider and Purchaser are entering into a Transitions Services Agreement (“TSA”) governing the provision of other certain transition services in conjunction with this Agreement.
Now therefore, in consideration of the premises and the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereto hereby agree as follows:
AGREEMENT
1.Employee Lease.
1.1For so long as the Employees identified on Schedule 1 (collectively, the “Employees”) are employed by Provider, Provider shall lease the Employees to Purchaser from the Effective Date until such Employees’ employment is transitioned to Purchaser, expected by March 31, 2024 (the “Lease Period”). Provider shall ensure such Employees provide their services (the “Leased Employee Transition Services”) at and on behalf of Provider materially consistent with their respective services historically provided to Company prior to the Closing. Provider shall continue to employ the Employees during such Lease Period and be responsible for compliance with all federal, state and local laws regarding the Employee’s employment, shall conduct all other traditional management and human resources functions relating to the Employees, and each Employee’s compensation, benefits (including health, welfare, pension, retirement, disability, and insurance), workers’ compensation and unemployment compensation coverage, and local, state and federal payroll taxes until the conclusion of the Lease Period.
1.2The Employees will be and shall remain at all times the employees of Provider while providing services for Purchaser pursuant to this Agreement. At no time while any Employee is employed by Provider hereunder shall Purchaser hold itself out to be the employer of such Employee and at no time while any Employee is employed by Provider hereunder shall Provider hold Purchaser out to be the employer of such Employee. As between Provider and the Employees, each Employee’s employment relationship shall be governed by the terms of any agreement between Provider and such Employee (or in the case of any bargaining unit employees, the collective bargaining representative of such Employees) and Provider’s employment policies, as applicable, until the conclusion of the Lease Period. Nothing expressed by or mentioned in this Agreement is intended or shall be construed to give any Employee or his or her respective heirs, assigns and beneficiaries, any legal or equitable right, remedy or claim under or in respect to this Agreement, the TSA, the Purchase Agreement, or otherwise. Provider shall provide the Leased Employee Transition Services in a materially similar manner as Provider historically provided such services for Company. The parties shall cooperate in good faith to ensure the Leased Employee Transition Services are rendered in a timely and efficient manner and in

Exhibit 10.2
compliance with appliable employment policies, Benefit Plans, collective bargaining agreements, and appliable Law.
1.3Provider shall be solely responsible for any and all employee benefits to the Employees pursuant to Lessor’s employee benefits and retirement plans, and Purchaser shall have no obligation to provide any such benefits to the Employees. Provider shall be responsible for all facets of payroll and benefits administration with respect to the Employees including, without limitation, withholding and payment of payroll taxes (including FICA and unemployment compensation), providing workers’ compensation coverage, and providing any fringe and welfare benefit programs for the Employees. During the Term of this Agreement, the parties acknowledge and agree that Purchaser shall not be deemed an integrated enterprise, joint employer or co-employer of any of Provider’s Employees providing services under this Agreement. If Purchaser determines or requires any Employee to be licensed, registered or certified under any federal, state, or municipal law or regulation, then Purchaser shall notify Provider of such requirement and Purchaser shall be solely responsible for the licensure, registration or certification. Purchaser shall also be solely responsible for verifying such licensure and/or providing such required supervision.
1.4In connection with operating the Purchased Assets and the Business, the Purchaser agrees to comply with all federal, state, and local laws, including but not limited to, the Americans with Disabilities Act, as amended, Genetic Information and Non-Discrimination Act, Fair Labor Standards Act, Family Medical Leave Act, National Labor Relations Act, Age Discrimination in Employment Act, as amended, and Title VII of the Civil Rights Act of 1964, as amended, and the any federal, state or local anti-discrimination or wage related laws or regulations with respect to all Employees as if they were employees of Purchaser. Purchaser further agrees to notify Provider within forty-eight (48) hours of any claim alleging a violation of any laws relating to the employment of an Employee. Purchaser shall be responsible for implementing safety and training programs and for complying with all health and safety laws, rules, regulations and directives. Purchaser represents that its working environment, equipment and machinery, as well as all personal protection gear required by applicable law, currently meet all OSHA standards and that they will be maintained in compliance with such requirements during the term of this Agreement.
1.5Purchaser agrees that all wages (including bonuses) paid to any Employee are to be paid by Provider and that no Employee will receive additional wages in any form directly from Purchaser until termination of this Agreement, or until such Employee is hired directly by Purchaser and this Agreement no longer applies with respect to such Employee. Purchaser agrees it will be solely responsible for damages of any nature arising out of its failure to report to Provider the payment to an Employee of any remuneration for services rendered for Purchaser prior to termination of this Agreement or prior to Employee being an employee of Purchaser directly. In no event will any independent contractor who is not employed by Provider be covered by Provider’s workers’ compensation policy.
2.Term and Termination.
2.1Term. The term of this Agreement (the “Term”) commences on the Effective Date and continues in effect through March 31, 2024 (“Scheduled End Date”) unless sooner terminated (i) by Purchaser upon ten (10) days’ advance written notice to Company, or such longer period if required by any employment policies or Law; (ii) by Provider immediately upon Default; or (iii) by either party at any time if the other party becomes insolvent or unable to pay debts as they mature, becomes the subject of bankruptcy proceedings not terminated within thirty (30) days of any filing, makes a general assignment for the benefit of creditors, or makes or permits the appointment of a receiver for all or substantially all of its property; or (iv) by either party if the other party materially fails or refuses to perform its obligations hereunder (each a “Termination”). Failure to pay any Payroll Amounts (as defined below) in full by the Due Date (as defined below) shall constitute a Default; provided that third party errors or administrative errors outside the Purchaser’s control that are cured within one day shall not enable Provider to immediately terminate this Agreement. Upon any Termination, Provider shall have the right to immediately terminate some or all Employees and cease providing the Leased Employee Transition Services. At the end of the Term, Purchaser shall be responsible for all Employee Fees incurred and

Exhibit 10.2
unpaid through the date of Termination and any other documented Employee Fees incurred by Provider that extend past the date of Termination pursuant to Section 3.2 below.
2.2Renewal. In the event Purchaser continues to need the Leased Employee Transition Services after the Scheduled End Date, upon agreement of Purchaser and Provider the Term can be extended for an additional 30 days (the “Renewal Period”); however, an additional surcharge of [20%] shall be applied to each Payroll Amount after the conclusion of the first Renewal Period.
2.3Transfer of Employees upon Termination.
i.Upon the Termination date of this Agreement (the “Termination Date”), Purchaser may elect, in its sole discretion, to make offers of employment as of the Termination Date or thereafter to some or all of the Employees (the “Prospective Employees”). Provider shall not take any action to impede, hinder or interfere with Purchaser’s efforts to hire the Prospective Employees. Prospective Employees who accept Purchaser’s offer of employment and become employees of Purchaser on or after the Termination Date are referred to as “New Employees.” Provider and Purchaser shall work in good faith to communicate the offers of employment by Purchaser to the Prospective Employees and Provider will not make any statements or take any actions with respect to Prospective Employees that would (i) bind or effect Purchaser’s ability to determine and set the wages, benefits or terms and condition of employment as to Prospective Employees or New Employees, or (ii) incur liabilities for Purchaser related to severance type payments for Prospective Employees prior to becoming New Employees. The parties acknowledge that the Prospective Employees or New Employees will not forfeit any accrued sick leave or vacation/paid time off (if and as applicable) with Provider and Purchaser shall assume such accrued sick, vacation, paid time off leave (if applicable) and credit the same to New Employees. Provider (or its Affiliates) shall refrain from soliciting for employment any of the New Employees for a period of one (1) year after the Termination Date, except for those New Employees whose employment is terminated by Purchaser and whose termination is not induced by any actions of Provider. Purchaser shall not be required to assume any contracts or agreements between Provider and the Employees, and Provider shall be responsible for termination of all such contracts and agreements. Provider shall be responsible for any and all termination payments or distributions, rights or other benefits applicable under any vacation, other leave, bonus, pension, profit sharing, retirement, stock purchase, or similar plan providing for employee benefits to employees of Provider; subject to Section 2.3(ii). All New Employees except those who may be covered by a collective bargaining agreement adopted by Purchaser or those to whom the Purchaser has an obligation to recognize a union, shall be "at will" employees of Purchaser, regardless of any contracts or agreements any such employees may have with Provider. Upon receipt of notice from Purchaser listing those individuals who have become New Employees of Purchaser, the personnel records of such individuals shall be transferred to Purchaser in accordance with any and all applicable Laws.
ii.In the event either Provider or Purchaser believes that additional Employees are necessary to provide the Employee Transition Services, Provider and Purchaser shall mutually agree upon the conditions for hiring such new employee and they shall become an Employee under this Agreement. In the event either Provider or Purchaser believes that any Employee should be terminated during the Term, Provider and Purchaser shall mutually agree upon the terms of such termination. If the termination is proposed by Purchaser, Purchaser shall be responsible for reimbursing Provider for all costs related to such termination, including severance, if any and COBRA.
3.Fees.
3.1Leased Employee Transition Services. In consideration of Company’s lease of the Employees, Purchaser shall pay to Provider an amount equal to 100% of Company’s total direct costs including, but not limited to, salary and hourly base pay, holiday and vacation pay, overtime pay, commissions, benefits (including health, welfare, pension, retirement, disability, and insurance), workers’ compensation and unemployment compensation coverage, state and federal unemployment insurance, and local, state and federal payroll taxes for the Employees while such Employees are employed by Provider pursuant to this Agreement during the Term (the “Employee Fees”). With respect to workers compensation insurance, health insurance or any other coverage for the Employees covered by Provider’s

Exhibit 10.2
self-insured program, the Employee Fees shall include any amounts incurred by Provider for claims relating to incidents or losses occurring during the Term. For any Employees covered by third-party insurance, the Employee Fees will include the amount of premiums and deductibles paid during the Term. If Provider or a Leased Employee is authorized in writing by Purchaser to travel, to procure items or materials or to otherwise incur an expense on behalf of Purchaser in performance of services, Purchaser shall reimburse Provider directly for all such approved expenses actually incurred by such Employee and in compliance with applicable expense reimbursement policies as part of the Employee Fee. Notwithstanding the foregoing, in no event shall the Employee Fee include any such expenses, fees, costs or other compensation that are (i) reimbursed to Provider pursuant to TSA, (ii) items of Indebtedness under the Purchase Agreement, including but not limited to any bonus payments accrued for Employees up to the Closing Date, pursuant to any retention or transaction bonus agreement by and between an Employee and Provider or Company (as defined in the Purchase Agreement), or any bonus compensation based on Provider’s or Company’s past practice prior to the Effective Date, or (iii) or any other contractual arrangement between Provider and Purchaser.
3.2Payment Schedule.
i.Payroll Invoices. Promptly following the conclusion of each payroll period, Provider shall provide to Purchaser the amount of Employee Fees incurred during such payroll period (“Payroll Amount”). Purchaser shall pay such Payroll Amount within five (5) days thereafter (“Due Date”).
ii.Additional Costs and True Up. If during the Term, any Payroll Amount previously submitted to Purchaser is inaccurate, Provider shall notify Purchaser of such inaccuracy on the next Payroll Amount delivered to Purchaser clearly identifying the correction and reasoning. If such error or correction resulted in the prior Payroll Amount previously reported being more than what was paid to Employees, Provider shall apply the excess previously paid by Purchaser to the Payroll Amount notifying Purchaser of the error or correction. If such error or correction resulted in the prior Payroll Amount previously reported being less than what was paid to Employees, Provider shall include the additional amount due to the then current Payroll Amount notifying Purchaser of the error or correction. Certain expenses such as state unemployment wages are determined on a quarterly basis and federal unemployment payments are determined on an annual basis and an accurate amount may not be available to include within the Payroll Amounts. Provider shall estimate such amounts and include them within the Payroll Amounts and, within 120 days of the Termination Date, Provider will provide a true up calculation to Purchaser showing the actual amount of Employee Fees and whether any adjustment is needed in the amount of Employee Fees charged to Purchaser during the Term of this Agreement. Payment by Purchaser to Provider in respect of such invoice shall be made by wire transfer or any other mutually acceptable method.
3.3Provider Documentation. Provider shall use all commercially reasonable efforts to assist Purchaser in Purchaser’s efforts in undertaking to provide for itself the Leased Employee Transition Services, including without limitation giving Purchaser possession of the various documents, data and other records used or useful in the delivery of such Leased Employee Transition Services (subject to the confidentiality obligations in the Purchase Agreement). Provider shall keep true, complete and accurate books of account regarding costs and expenses, financial records, Tax records and other relevant information associated with the provision of the Leased Employee Transition Services. Provider shall provide copies of all such information (to the extent the requested information is available) within ten (10) days of request from Purchaser, or such other mutually agreed to time period. All documentation requests remain subject Provider’s internal controls and Sarbanes-Oxley compliance obligations.
4.General Provisions.
4.1Confidentiality. The confidentiality provisions set forth in Article III of the TSA shall apply to any information Confidential Information exchanged pursuant to this Agreement.
4.2Warranties.

Exhibit 10.2
i.Provider represents, warrants and covenants that Provider has complied and will comply in all material respects with all judicial or administrative orders, decrees or judgments, agreements, collective bargaining agreements, and applicable federal, state and local laws, rules, regulations and ordinances applicable to the Employees, their employment by Provider, and their performance of services for Purchaser (to the extent that Provider has control over a matter or supervises the Employees with respect to a matter), including without limitation, those relating to payment of wages and overtime, reporting of hours, provision of paid time off or vacation, meal and other breaks, classification of employees and independent contractors, equitable and appropriate provision of leave, accommodations or benefits payment of social security, payment of benefit premiums, deferrals and contributions and taxes, employment and unemployment insurance, workers’ compensation, those relating to labor and employment relations, and employment discrimination, workplace safety; occupational health and safety (including any guidance published by any applicable governmental authority related to the COVID-19 pandemic); and those relating to immigration and visa sponsorship and employment authorization verification.
ii.Purchaser represents, warrants and covenants that Purchaser will comply in all material respects with all applicable federal, state and local laws, rules, regulations and ordinances applicable to Purchaser’s relationship with the Employees hereunder (to the extent that Purchaser supervises the Employees with respect to a matter or reports to Provider regarding the hours worked by, and matters relating to the performance of, the Employees), including without limitation, those relating to labor and employment relations, employment discrimination and employee health and safety.
4.3Indemnification.
i.Purchaser hereby agrees to indemnify, defend, and hold harmless Provider (including their affiliates, the respective, members, directors, officers, agents and employees of Provider and its affiliates, each other Person, if any, controlling Provider or any of its affiliates, and the successors, assigns, heirs and personal representatives of any of the foregoing (each with Provider, an “Provider Indemnitee”), to the fullest extent, from and against any and all direct losses, claims, damages or liabilities and reasonable expenses (including, without limitation, all reasonable fees and expenses of outside counsel, investigators, expert witnesses, accountants and other professionals, reasonable travel and other out-of-pocket expenses) (“Losses”) incurred by Provider relating to (i) Purchaser’s breach or non-performance of any obligations or responsibilities under this Agreement, (ii) any actions or inactions of any of the Employees or any officers, directors, managers or agents of Purchaser, including without limitation, negligence, errors or omissions, tortious conduct, intentional misconduct, violation of any statute, law, or regulation, criminal or dishonest activity, while conducting the Business after the Effective Date, (iii) any employment-related claims relating to any Employees, solely to the extent such claims arise directly from Purchaser’s actions taken pursuant to authority provided under this Agreement or instructions to Provider, and excluding claims relating to any employment practices of Provider, or (iv) any other liability or expense to any third party incurred by Provider in regard to performing pursuant to this Agreement, to the extent Provider provides at least 5 business days’ advanced notice of such liability or expense (except to the extent advanced notice is impossible) and receives approval from Purchaser; provided, however, in no event shall any Provider Indemnitee be entitled to be indemnified for any Losses arising out of, attributable to, or resulting from Provider’s gross negligence, intentional misconduct or breach of this Agreement.
ii.Provider hereby agrees to indemnify, defend, and hold harmless Purchaser (including its affiliates, the respective, members, directors, officers, agents and employees of Purchaser and its affiliates, each other Person, if any, controlling Purchaser or any of its affiliates, and the successors, assigns, heirs and personal representatives of any of the foregoing (each with Purchaser, a “Purchaser Indemnitee”), to the fullest extent, from and against any and all Losses incurred by Purchaser relating to (i) Provider’s breach or non-performance of any obligations or responsibilities under this Agreement, or (ii) Provider’s, or its agents’, officers’, or directors’ gross negligence or willful misconduct; provided, however, in no event shall any Purchaser Indemnitee be entitled to be indemnified for any Losses arising out of, attributable to, or resulting from Purchaser’s gross negligence, intentional misconduct or breach of this Agreement.

Exhibit 10.2
4.4Settlement. Each party as indemnitee (“Indemnitee”) will give the other party as indemnitor (“Indemnitor”) prompt written notice of any Loss. If Indemnitor does not notify Indemnitee within a reasonable period after Indemnitor’s receipt of notice of any claim for Loss that Indemnitor is assuming the defense of Indemnitee, then until such defense is assumed by Indemnitor, Indemnitee shall have the right to defend, contest, settle or compromise such Loss in the exercise of its reasonable judgment and all costs and expenses of such defense, contest, settlement or compromise (including reasonable outside attorneys’ fees and expenses) will be reimbursed to Indemnitee by Indemnitor. Upon assumption of the defense of any such Loss, Indemnitor will, at its own cost and expense, select legal counsel, and conduct and control the defense, compromise or settlement of any third-party claim, action or suit against such Indemnitee, and in any such case the Indemnitee, if applicable, shall reasonably cooperate in connection therewith and shall furnish such records, information and testimony in its possession and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested by such Indemnitor in connection therewith. Notwithstanding the foregoing, Indemnitee may, at its election and sole expense, be represented in such action by separate counsel and Indemnitee may, at its election and sole expense, assume the defense of any such action, if Indemnitee hereby waives Indemnitor’s indemnity hereunder. Unless Indemnitee waives the indemnity hereunder, in no event shall Indemnitee, as part of the settlement of any claim or proceeding covered by this indemnity or otherwise, stipulate to, admit or acknowledge any liability or wrongdoing (whether in contract, tort or otherwise) of any issue which may be covered by this indemnity without the consent of the Indemnitor (such consent not to be unreasonably withheld or delayed). Indemnitor shall obtain the Indemnitee’s prior written consent (such consent not to be unreasonably withheld or delayed) in connection with any settlement of, or consent to the entry of any judgment arising from, such Loss unless (x) the Indemnitee shall (i) pay or cause to be paid all amounts arising out of such settlement or judgment concurrently with the effectiveness of such settlement, (ii) not encumber any of the assets of any Indemnitee or agree to any restriction or condition that would apply to or materially adversely affect any Indemnitee or the conduct of any Indemnitee business and (iii) obtain, as a condition of any settlement or other resolution, a complete release of any Indemnitee potentially affected by such Loss and (y) such settlement or consent shall not include an admission of wrongdoing on the part of any Indemnitee.
IT IS UNDERSTOOD AND AGREED THAT PROVIDER DOES NOT REPRESENT, WARRANT OR GUARANTEE IN ANY WAY THAT THE PERFORMANCE OF THE SERVICES OF THE EMPLOYEES WILL BE UNINTERRUPTED OR ERROR FREE. PROVIDER AND PURCHASER HEREBY AGREE THAT THIS AGREEMENT INVOLVES THE PROVISION OF SERVICES, AND THAT THIS AGREEMENT IS A SERVICE AGREEMENT FOR PURPOSES OF THE UNIFORM COMMERCIAL CODE AND THEREFORE THAT THE PROVISIONS OF THE UNIFORM COMMERCIAL CODE SHALL NOT APPLY TO THIS AGREEMENT.
4.5NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT TO THE CONTRARY, IN NO EVENT WILL EITHER PARTY OR ITS RESPECTIVE AFFILIATES BE LIABLE FOR ANY SPECIAL, INCIDENTAL, INDIRECT, COLLATERAL, CONSEQUENTIAL OR PUNITIVE DAMAGES OR LOST PROFITS SUFFERED BY THE OTHER PARTY OR ITS AFFILIATES, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY, IN CONNECTION WITH ANY DAMAGES ARISING HEREUNDER; PROVIDED, HOWEVER, THAT TO THE EXTENT EITHER PARTY OR ITS RESPECTIVE AFFILIATES IS REQUIRED TO PAY (A) ANY AMOUNT ARISING OUT OF THE INDEMNITY SET FORTH IN SECTION 4.3 AND (B) ANY SPECIAL, INCIDENTAL, INDIRECT, COLLATERAL, CONSEQUENTIAL OR PUNITIVE DAMAGES OR LOST PROFITS TO A THIRD PARTY WHO IS NOT AN AFFILIATE OF EITHER PARTY, IN EACH CASE IN CONNECTION WITH A THIRD-PARTY CLAIM, SUCH DAMAGES WILL CONSTITUTE DIRECT DAMAGES OF THE INDEMNIFIED PARTY AND WILL NOT BE SUBJECT TO THE LIMITATION SET FORTH IN THIS SECTION 4.5.
4.6Liability and Employment Practices Liability Insurance. Provider shall maintain and keep in full force and effect such liability (including employment practices liability) insurance coverage as it shall deem reasonably appropriate with respect to liabilities arising out of the acts and omissions of the Employees or the Provider, its employees, managers, officers, and agents.

Exhibit 10.2
4.7Miscellaneous. This Agreement supersedes all other previous contracts or understandings and constitutes the entire agreement of whatsoever kind or nature existing between or among the parties respecting the within subject matter, and no party shall be entitled to benefits other than those specified herein (it being understood, however, that the Purchase Agreement and the other transaction documents referenced therein sets forth certain additional understandings between Company, Purchaser and Provider regarding their relationship after the Effective Date of this Agreement). As between or among the parties, no oral statements or prior written material not specifically incorporated herein shall be of any force and effect. The parties specifically acknowledge that in entering into and executing this Agreement, the parties rely solely upon the representations and agreements contained in this Agreement. All prior representations or agreements, whether written or verbal, not expressly incorporated herein are superseded, and no changes in or additions to this Agreement shall be recognized unless and until made in writing and signed by all parties hereto. This Agreement may be executed in two or more counterparts, each and all of which shall be deemed an original and all of which together shall constitute but one and the same instrument.
4.8Force Majeure. Any failure or omission by a party in the performance of any obligation under this Agreement shall not be deemed a breach of this Agreement or create any liability, if the same arises from any cause or causes beyond the control of such party, including but not limited to, the following, which, for purposes of this Agreement shall be regarded as beyond the control of each of the parties hereto: acts of God, fire, storm, flood, earthquake, governmental regulation or direction, acts of the public enemy, war, rebellion, insurrection riot, invasion, strike or lockout; provided however that such party shall resume the performance whenever such causes are removed.
4.9Notices and Requests. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been given or made if in writing and delivered personally or sent by registered or express mail (postage prepaid) or by electronic mail to the parties at the following addresses and facsimile numbers:
if to Purchaser:
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Email: [***]
with copies (which shall not constitute notice) to:
Kutak Rock LLP
2001 16th Street, Suite 1800
Denver, CO 80202
Attention: Tori Donovan
Email: victoria.donovan@kutakrock.com
if to Provider to:
Ascent Industries, Co.
1400 16th Street, Suite 270
Oak Brook, Illinois 60523
Attention: Doug Tackett
Email: dtackett@ascentco.com
or to such other address as the party to receive the notice or request shall designate by notice to the other party. The effective date of any notice or request given in connection with this Agreement shall be deemed to have been given (a) if personally delivered, on the date of delivery (or, if delivered after the normal business hours of the intended recipient, on the next Business Day), (b) if delivered by express courier service of national standing (with charges prepaid), on the Business Day following the date of delivery to such courier service, (c) if deposited in the United States mail, first-class postage prepaid, on

Exhibit 10.2
the fifth Business Day following the date of such deposit, or (d) if delivered by electronic mail, upon confirmation of successful transmission.
4.10Governing Law; Venue. The validity, construction, and performance of this Agreement, and any action arising out of or relating to this Agreement shall be governed by the laws of the State of Delaware without regard to the laws of such state as to choice or conflict of laws. Each party (a) hereby irrevocably submits to the exclusive jurisdiction of the courts located in Delaware, for the purpose of any action arising out of or based upon this Agreement or the subject matter hereof and (b) hereby waives and agrees not to assert, by way of motion, as a defense, or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that the action is brought in an inconvenient forum or that the venue of the action is improper. Each party hereby consents to service of process by mail at the address to which notices are to be given. THE PARTIES TO THIS AGREEMENT EACH HEREBY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES TO THIS AGREEMENT EACH HEREBY AGREE AND CONSENT THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.
4.11Attorneys’ Fees. If any claim or action is commenced by any party concerning this Agreement, the prevailing party(ies) shall recover from the losing party reasonable attorneys’ fees and costs and expenses, including those of appeal and not limited to taxable costs, incurred by the prevailing party(ies), in addition to all other remedies to which the prevailing party(ies) may be entitled. If a claim or action asserted by a third party against any party(ies) arises from an action or omission by another party, the party(ies) responsible for the action or omission shall be the losing party, and the other party(ies) shall be the prevailing party, for purposes of the foregoing sentence.
4.12Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes and cancels all prior and contemporaneous agreements, claims, representations and understandings of the parties in connection with such subject matter.
4.13Amendment. This Agreement shall not be modified or amended except by written agreement signed on behalf of Provider and Purchaser by their respective duly authorized representatives.
4.14Assignment. This Agreement shall not be assignable, in whole or in part, directly or indirectly; provided, that neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned (including by operation of law) by either party without the prior written consent of the other party (except that either party may, without the prior written consent of the other, assign this Agreement to its Affiliates, and Recipient may collaterally assign this Agreement to its financing sources). Any attempt to assign any rights or obligations arising under this Agreement in contravention with this paragraph shall be null and void ab initio.
4.15Relationship of Parties. Nothing in this Agreement shall be deemed or construed by the parties or any third party as creating a partnership or the relationship of principal and agent or joint venturer between the parties, it being understood and agreed that no provision contained herein, and no act of the parties, shall be deemed to create any relationship between the parties other than the relationship of buyer and provider of services nor be deemed to vest any rights, interests or claims in any third parties.

Exhibit 10.2
[SIGNATURES ON FOLLOWING PAGE]

Exhibit 10.2
IN WITNESS WHEREOF, the parties have executed this Transition Services Agreement as of the date first above written.

“PURCHASER”: SPECIALTY PIPE & TUBE OPERATIONS, LLC, a Delaware limited liability company By: /s/ [***] Name: [***] Title: [***]	“PROVIDER”: ASCENT INDUSTRIES, CO., a Delaware corporation By: /s/ Christopher G. Hutter Name: Christopher G. Hutter Title: President and CEO

SCHEDULE 1
LEASED EMPLOYEES

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